Exhibit 10.16
AMENDMENT TO THE
MUELLER INDUSTRIES, INC.
2002 STOCK OPTION PLAN

July 11, 2011

WHEREAS, Mueller Industries, Inc. (the “Company”) maintains the Mueller Industries, Inc. 2002 Stock Option Plan (the “Plan”), as amended and restated on February 16, 2006; and

WHEREAS, pursuant to Section 9 of the Plan, the board of directors of the Company (the “Board”) may amend the Plan at any time; and

WHEREAS, the Board has determined it to be in the best interests of the Company to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 5(h) thereof shall be amended and restated in its entirety as follows:

“(h)           For purposes of the Plan, “Fair Market Value” means, as of any date when the Common Stock is listed on one or more national securities exchanges, the mean between the highest and lowest sale prices of the Common Stock reported on the principal national securities exchange on which such Common Stock is listed and traded on the date of determination, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Common Stock is not listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board of Directors in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Common Stock.”

2.
Governing Law.  This Amendment shall be construed and governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

3.	Full Force and Effect of the Plan. Except as specifically amended herein, all other provisions of the Plan shall remain in full force and effect in accordance with its terms.

Mueller Industries, Inc.
Board of Directors
July 11, 2011